Exhibit 10.1

November 4, 2020

Mr. Eric W. Davis

2709 Ruidoso Cir

Deer Park, TX 77536

Dear Eric:

Houston Wire & Cable Company (“HWCC” or the “Company”) is pleased to confirm your promotion to Chief Financial Officer effective November 3, 2020.

Your annual base salary and target bonus opportunity were increased in connection with your promotion to Interim Chief Financial Officer in June 2020 and will remain unchanged at $265,000 and 50% of base salary, respectively. In connection with your new promotion, the Compensation Committee of the Company’s Board of Directors has approved a one-time award under the Company’s 2017 Stock Plan of 55,000 restricted shares of HWCC common stock, which will vest ratably over three years.

In addition, the Company agrees to the following severance provisions:

  If there is a change in control of the Company, and within two years following the change in control your employment is terminated by the Company (or its successor) for other than cause, or you terminate your employment for good reason, you will be entitled to a lump sum payment equal to the sum of (i) one year of your base salary then in effect and (ii) one times the amount of the annual bonus paid (or payable, assuming continued employment as of the payment date) to you for the most recently completed fiscal year. Such payment shall be made within ten days of the termination, provided that if the bonus amount has not been determined as of that date, it will be paid at the same time bonuses are paid to other Company executives.

  For this purpose, (i) “change in control” has the meaning set forth in the 2017 Stock Plan as of the date of this letter; (ii) “cause” means (A) your material neglect of your assigned duties (for other than disability) that continues for 30 days following receipt of written notice from the Board, (B) your commission of fraud or embezzlement against the Company or its affiliates or the commission of any felony or act involving dishonesty, (C) a breach of the Company’s Statement of Business Practice, written policy, the Non-Compete Agreement or any non-disclosure or confidentiality agreement between you and the Company, or (D) your commencement of employment with another company while still an employee of the Company without the prior consent of the Board; and (iii) “good reason” means (A) the relocation of the Company’s principal executive offices to outside the Houston, Texas metropolitan area, (B) a material reduction in your responsibilities, duties, authority, position, title or reporting relationship (other than a reduction or loss resulting from the Company no longer being publicly owned), or (C) a material reduction in your then current base salary or cash bonus opportunity, provided that in each case you first give the Company written notice of your basis for a good reason termination and the Company does not remedy the circumstances within 30 days following receipt of your notice.

We greatly look forward to your continued leadership and contributions as a member of our team. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice or cause. As such, your employment with the Company is at-will, the Company retains the right to modify the terms and conditions of employment, and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Sincerely,

/s/ James L. Pokluda III

James L. Pokluda III

President & CEO

ACKNOWLEDGED AND AGREED as of

this 5th day of November, 2020

/s/ Eric W. Davis
Eric W. Davis